Exhibit No. 99.1

For Immediate Release	Contact: Jay Zager
September 22, 2005	(860) 644-1551

Gerber Scientific, Inc. Announces Changes in Financial Management Structure

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today announced changes in its senior financial management structure.

John J. Krawczynski has been appointed Vice President, Corporate Controller, and Principal Accounting Officer. In this position, John will be responsible for the overall accounting policies and procedures and external financial reporting for the Company.

Prior to joining Gerber, John was Controller and Principal Accounting Officer at Lydall, Inc., a $292 million manufacturing and distribution company with manufacturing operations in the United States and Europe. He has extensive experience in corporate finance including U.S. GAAP and SEC rules for financial reporting, Sarbanes-Oxley compliance, and strategic and financial planning and analysis. He has a Bachelor of Science degree in Business Administration from Western New England College and is a Certified Public Accountant.

Anthony L. Mattacchione, who had been Vice President and Corporate Controller, has assumed two new significant roles within the Corporation. Tony has been appointed Vice President and Treasurer, responsible for cash management, risk management, banking relationships, and financial management of employee benefit plans. In addition, Tony has taken on a new assignment as a senior financial operations executive, supporting one of our key business units.

"John brings a wealth of experience and knowledge to Gerber Scientific," said Jay Zager, Senior Vice President and Chief Financial Officer. "His strong controllership background, combined with solid business experience, will be extremely important as Gerber positions itself for growth. Tony made several significant contributions to the Company in his tenure as Vice President and Corporate Controller, and we expect him to build upon this experience as he undertakes his new assignment."

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2005 and its Annual Report on Form 10-K for the year ended April 30, 2005, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company expressly disclaims any obligation to update or revise any forward-looking statements contained in this release.